                                                                    Exhibit 99.1

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FOR FURTHER INFORMATION:
At the company:                             At FRB/Weber Shandwick
John M. Casper                              Tad Gage or Lisa Fortuna
Chief Financial Officer                     tgage or lfortuna@webershandwick.com
(937) 586-5600                              (312) 266-7800

FOR IMMEDIATE RELEASE
Thursday, January 31, 2002

                  DT INDUSTRIES REPORTS SECOND QUARTER RESULTS

DAYTON, OH, January 31, 2002 - DT Industries, Inc. (Nasdaq: DTII), an
engineering-driven designer, manufacturer and integrator of automation systems and related equipment used to manufacture, assemble, test or package industrial and consumer products, today reported a net loss of $1.1 million, or $0.11 per diluted share, for the three months ended December 23, 2001 compared with a net loss of $929,000, or $0.09 per diluted share, in the corresponding prior year period. Net sales for the quarter ended December 23, 2001 decreased $43.3 million to $88.1 million from $131.4 million for the three months ended December
24, 2000. Operating income decreased $1.9 million to $2.9 million from $4.8 million in the same period last year. Divestitures of three business units accounted for $10.9 million of the net sales decrease with minimal impact on operating income.

The Company adopted the new accounting standard, FASB 142, related to goodwill and other intangible assets during the first quarter of fiscal 2002 and, as a result, discontinued goodwill amortization contributed to a $1.3 million favorable variance in pre-tax income compared with the second quarter of fiscal
2001. For purposes of comparison, if the accounting treatment had been the same last year, second quarter fiscal 2001 EPS would have increased by $0.12 per diluted share resulting in net income of $0.03 per diluted share. The new accounting treatment will have a similar impact in the remaining quarters of fiscal 2002.

Second quarter order inflow was $88.2 million, down from $126.9 million in the prior year quarter. Backlog at the end of the second quarter was $151.4 million compared with $306.5 million a year earlier and $217.6 million at the end of fiscal 2001.

For the six months ended December 23, 2001, DTII reported a net loss of
$249,000, or $0.02 cents per diluted share, compared with a net loss of $4.1 million, or $0.40 per diluted share, a year earlier. Net sales for the six months ended December 24, 2001 decreased $59.3 million to $188.6 million from
$247.9 million for the corresponding period. Operating income increased $3.8 million to $8.9 million from $5.1 million. Divestitures of three business units accounted for $21.8 million of the net sales decrease with minimal impact on operating income.

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"We continue to see the benefit of the controls we put in place to improve operational efficiencies in our improved margin ratios," said Stephen J.
Perkins, president and CEO. Perkins added, "The lower revenue reflects the slow economy and divestitures. While we are pleased with the order level booked in the second quarter, the outlook for the third and fourth quarters is not clear."

Second Quarter Highlights

Automation segment sales were $72.6 million, down $24.4 million, or 24%, compared with the corresponding prior period after adjusting for the sale of one of the divisions. The decrease was attributable to general economic conditions.
Gross margins in the automation segment were 19.9% compared to 20.3% in the year-ago period.

Packaging segment sales were $15.2 million compared with $23.4 million in the same period last year, adjusted for the sale of Scheu & Kniss. The lower sales were due to general economic conditions. Gross margins improved to 19.9% from
16.6% in the second quarter of fiscal 2001. This improvement was primarily generated by improved expense management, reduced headcount and productivity gains.

As a result of its financial performance, the Company is in default of certain financial covenants in its senior credit facility. The Company is actively seeking waivers from its lenders of such defaults. While the Company believes it can obtain such waivers, there can be no assurance that such waivers will be obtained, or if obtained, at what cost.

Hansford

The Company announced, on January 25, 2001, the creation of the Precision
Assembly division and closure of the manufacturing facility in Rochester, NY operated under the Hansford name. The Company expects to take a $4.0 million charge in the third quarter of 2002 in connection with the closure. As a result of the above action, the Company expects annual savings of approximately
$3.0-$3.5 million.

Recapitalization

To meet its liquidity needs, the Company is, as previously disclosed in the
Company's most recent 10-K and 10-Q, engaged in active discussions to refinance its $101.0 million term and revolving senior facility that expires on July 2,
2002. As of January 30, 2002, the Company had utilized $80.3 million of the senior credit facility. As part of this refinancing, the Company is also actively exploring restructuring its convertible preferred securities and raising additional equity. Although there can be no assurance that the Company will consummate this refinancing prior to the maturity of the senior bank debt on July 2, 2002, the Company expects to complete this transaction by such date.

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Outlook for Remainder of 2002

"The weak economy continues to make forecasting extremely challenging," said
Perkins. "We continue to actively bid a lot of projects across all of our product lines, and that is an encouraging sign of interest in our capabilities.
However, customers are still postponing buying decisions, which is having a negative impact on our new business pipeline. As a result, we are unable to responsibly provide guidance at this time for the balance of fiscal 2002 except that we anticipate lower revenues and continued pressure on margins through at least the fourth quarter. The Company will continue to focus on expense management and productivity during these difficult times."

"However, we continue to believe there is pent-up demand for new systems, particularly in packaging, and we don't believe that manufacturers can hold off replacing and upgrading systems indefinitely, particularly in areas related to consumer necessities. Once there is any clarity in the future, we will provide additional information."

Conference Call

DT Industries has scheduled its quarterly conference call for January 31 at 2
p.m. EST, which will be webcast on the Internet by Vcall. To attend this virtual conference, log in at http://www.vcall.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software. To participate in the live audio call, dial 703-871-3795 or
888-413-4411 at least 5 minutes before start time.

A replay of the webcast will be accessible on the Vcall website for one week.
For those unable to listen to the call via the Internet, a replay of the call will be available until 12:00 midnight EST on February 7, 2002, by dialing
703-925-2435. The confirmation number for the replay is 5778494.

Certain information contained in this press release includes forward-looking statements. These statements comprising all statements herein which are not historical are based upon the Company's current expectations about the Company's future results, performance, liquidity, financial condition, prospects and opportunities and are based on information currently available to the Company.
These statements are made pursuant to the safe harbor provisions of the Private
Securities Litigation Reform Act of 1995. References to the words "believe",
"expect", and similar expressions used herein indicate such forward-looking statements. The Company's actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in or implied by any forward-looking statements as a result of various factors, including economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, availability of financing when needed on acceptable terms, including the
Company's ability to successfully negotiate with lenders to refinance its senior bank debt prior to its maturity on July 2, 2002, the terms of any refinanced bank debt, restructured convertible preferred securities and/or newly-issued equity, significant cost overruns on projects, excess product warranty expenses, collectability of past due customer receivables, significant restructuring or other special, non-recurring charges, foreign currency exchange rate fluctuations, delays in achieving anticipated cost savings or in fully implementing project management systems, changes in interest rates, increased inflation, the outcome of pending litigation related to the previously announced accounting irregularities, the Company's ability to implement operational and financial systems to manage the Company's decentralized operations and other factors described in the Company's filings with the U.S. Securities and Exchange
Commission.

                          -FINANCIAL TABLES TO FOLLOW-

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DT INDUSTRIES, INC.

Consolidated Balance Sheets
(Dollars in Thousands Except Per Share Data)
(Unaudited)
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                                                                               December 23,            June 24,
                                                                                   2001                  2001
                                                                             ------------------    ------------------
Assets

Current assets:

     Cash and cash equivalents                                                          $5,575                $5,505

     Accounts receivable, net                                                           83,691                70,774

     Costs and estimated earnings in excess of amounts
      billed on uncompleted contracts                                                   56,615                92,000

     Inventories, net                                                                   30,881                40,865

     Prepaid expenses and other                                                         11,015                12,497
                                                                             ------------------    ------------------
          Total current assets                                                         187,777               221,641

Property, plant and equipment, net                                                      47,051                62,463

Goodwill, net                                                                          124,001               123,767

Other assets, net                                                                        9,720                 6,830
                                                                             ------------------    ------------------
                                                                                      $368,549              $414,701
                                                                             ==================    ==================

Liabilities and Stockholders' Equity

Current liabilities:

     Senior secured term and revolving credit facility                                 $97,213               $35,500

     Current portion of other long-term debt                                               425                   651

     Accounts payable                                                                   20,063                40,917

     Customer advances                                                                  34,011                25,651

     Accrued liabilities                                                                28,516                37,143
                                                                             ------------------    ------------------

          Total current liabilities                                                    180,228               139,862
                                                                             ------------------    ------------------

Senior secured term and revolving credit facility                                          ---                89,643

Other long-term debt                                                                     6,515                 6,928

Other long-term liabilities                                                              4,395                 3,778
                                                                             ------------------    ------------------

          Total long-term obligations                                                   10,910               100,349
                                                                             ------------------    ------------------

Commitments and contingencies

Company-obligated, mandatorily redeemable convertible preferred securities of subsidiary DT Capital Trust holding solely
convertible junior subordinated debentures of the Company                               83,557                80,652
                                                                             ------------------    ------------------

Stockholders' equity:

     Preferred stock, $0.01 par value; 1,500,000 shares authorized; no shares issued and outstanding
     Common stock, $0.01 par value; 100,000,000 shares authorized; 10,387,274 and 10,337,274 shares issued and outstanding at
          December 23, 2001 and June 24, 2001, respectively                                113                   113

     Additional paid-in capital                                                        126,820               127,853

     Accumulated deficit                                                               (7,214)               (6,965)

     Cumulative translation adjustment                                                 (2,057)               (2,058)

     Unearned portion of restricted stock                                                (740)                 (661)

     Less -
          Treasury stock (988,488 and 1,038,488 shares at December
             23, 2001 and June 24, 2001, respectively), at cost                       (23,068)              (24,444)
                                                                             ------------------    ------------------
          Total stockholders' equity                                                    93,854                93,838
                                                                             ------------------    ------------------
                                                                                      $368,549              $414,701
                                                                             ==================    ==================

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DT INDUSTRIES, INC.

Consolidated Statement of Operations
(Dollars in Thousands Except Per Share Data)
(Unaudited)
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                                                Three months ended                         Six months ended

                                        December 23,         December 24,         December 23,         December 24,
                                            2001                 2000                 2001                 2000
                                       ----------------     ----------------     ----------------    -----------------

Net sales                                      $88,104             $131,425             $188,588             $247,876

Cost of sales                                   70,488              106,750              149,989              203,197
                                       ----------------     ----------------     ----------------    -----------------

Gross profit                                    17,616               24,675               38,599               44,679

Selling, general and
   administrative expenses                      13,176               19,875               28,192               39,596

Restructuring charges                            1,521                  ---                1,521                  ---
                                       ----------------     ----------------     ----------------    -----------------

Operating income                                 2,919                4,800                8,886                5,083

Interest expense                                 3,198                4,218                6,365                7,679

Accrued dividends on Company-
   obligated, mandatorily
   redeemable convertible
   preferred securities of
   subsidiary DT Capital
   Trust holding solely
   convertible junior
   subordinated debentures
   of the Company, at 7.16% per annum           1,465                1,365                2,905                2,707
                                       ----------------     ----------------     ----------------    -----------------

Loss before provision (benefit)
for income taxes                               (1,744)                (783)                (384)              (5,303)

Provision (benefit) for income
   taxes                                         (636)                  146                (135)              (1,250)
                                       ----------------     ----------------     ----------------    -----------------

Net loss                                     $ (1,108)              $ (929)              $ (249)            $ (4,053)
                                        ===============     ================     ================    =================

Net loss per common share:

   Basic                                      $ (0.11)             $ (0.09)             $ (0.02)             $ (0.40)

   Diluted                                    $ (0.11)             $ (0.09)             $ (0.02)             $ (0.40)
                                        ===============     ================     ================    =================

Weighted average common shares outstanding:

      Basic                                 10,387,274           10,107,274           10,363,922           10,107,274

      Diluted                               10,387,274           10,107,274           10,363,922           10,107,274
                                        ===============     ================     ================    =================

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